EXHIBIT 99.1

CONTACT

Matt DiLiberto

Chief Financial Officer

Or

Rob Schiffer

Managing Director

SL Green Realty Corp.

(212) 594-2700

Or

Josh Berkman

BerlinRosen

(646) 616-6768

SL GREEN CLOSES $1.5 BILLION CONSTRUCTION FINANCING,

PAVING WAY FOR ONE VANDERBILT DEVELOPMENT

New York, NY — September 28, 2016 — SL Green Realty Corp. (NYSE:SLG), New York City’s largest commercial property owner, today announced that it has closed on $1.5 billion of construction financing for One Vanderbilt, ensuring that the 1,401-foot-tall, state-of-the-art office tower, will soon rise adjacent to Grand Central Terminal in Midtown Manhattan. One Vanderbilt will include direct connections to Grand Central’s network of mass transit, improved by $220 million in upgrades SL Green is implementing as part of the project.

The facility, led by Wells Fargo Bank, N.A. as Administrative Agent, The Bank of New York Mellon, JP Morgan Chase Bank, TD Bank, N.A., and Bank of China, as Syndication Agents, and Landesbank Baden-Württemberg as Documentation Agent, has a term of up to 7 years and bears interest at a floating interest rate of 3.50% over LIBOR, with the ability to reduce the spread to as low as 3.00% upon achieving certain pre-leasing and completion milestones.

“Closing on the construction financing means that nothing stands in the way of One Vanderbilt becoming an iconic addition to the Manhattan skyline,” commented SL Green Managing Director, Robert Schiffer. “One Vanderbilt will set a new standard for trophy buildings in Midtown Manhattan. It will respond to the needs of the modern workforce, offering tenants technologically advanced, Class A office space with best-in-class amenities and unparalleled proximity to public transportation.”

One Vanderbilt will encompass an entire block adjacent to Grand Central Terminal, bounded by Madison and Vanderbilt Avenues as well as 42nd and 43rd Streets. Vertical construction will begin in the second quarter of 2017, and is expected to be completed in 2020. Tishman Construction will manage the project.

Designed by Kohn Pederson Fox, the 58-floor, 1.6 million rentable-square-foot trophy tower will be the tallest building in Midtown and the second tallest in New York City. In

2014, TD Bank signed a 20-year, 200,000-square-foot lease, which includes its retail flagship store, making it the first office and retail anchor tenant in the building.

One Vanderbilt will feature stunning views through floor-to-ceiling windows and direct, underground access to Grand Central Terminal where the future Long Island Railroad’s (LIRR’s) East Side Access project will connect Long Island commuters to East Midtown for the first time.

About SL Green Realty Corp.

SL Green Realty Corp., an S&P 500 company and New York City’s largest commercial landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of June 30, 2016, the Company held interests in 119 Manhattan buildings totaling 44.7 million square feet. This included ownership interests in 28.0 million square feet of commercial buildings and debt and preferred equity investments secured by 16.7 million square feet of buildings. In addition, the Company held ownership interests in 31 suburban buildings totaling 4.9 million square feet in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey. To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at (212) 594-2700.

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